Exhibit 5.1

SANGRA MOLLER LLP

Barristers & Solicitors

1000 Cathedral Place 925 West Georgia Street Vancouver, British Columbia Canada V6C 3L2

Telephone:	(604) 662-8808
Facsimile:	(604) 669-8803
www.sangramoller.com

August 15, 2022

Gold Royalty Corp.

Suite 1830, 1030 West Georgia Street

Vancouver, British Columbia

Canada V6E 2Y3

Dear Sirs / Mesdames:

Re:	Gold Royalty Corp. – Registration Statement on Form F-3

We have acted as Canadian counsel to Gold Royalty Corp. (the “Corporation”), a corporation incorporated under the laws of Canada, in connection with the Registration Statement on Form F-3 declared effective on July 15, 2022, File No. 333-265581 (the “Registration Statement”) and the Prospectus Supplement dated August 15, 2022 (the “Prospectus Supplement”) of the Corporation, filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the registration of the proposed offer and sale by the Company, from time to time, of an aggregate of up to $50,000,000 of common shares of the Company (the “Offered Shares”). Such sales are deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act.

We understand that the Offered Shares are to be sold by the Company pursuant to an equity distribution agreement among the Company and BMO Capital Markets Corp., BMO Nesbitt Burns Inc., H.C. Wainwright & Co., LLC, Haywood Securities Inc., Laurentian Bank Securities, Inc., Laurentian Capital (USA) Inc., Raymond James Ltd. and Raymond James & Associates, Inc. (collectively, the “Agents”) dated effective August 15, 2022 (the “Distribution Agreement”).

In so acting, we have examined copies of the Registration Statement, including the prospectus contained therein, the Prospectus Supplement and the Distribution Agreement as well as the following documents (the “Corporate Documents”): (i) the Corporation’s Articles of Incorporation and by-laws of the Corporation; (ii) records of the Corporation’s corporate proceedings in connection with the Registration Statement and Prospectus Supplement; and (iii) a certificate of an officer of the Corporation with respect to certain factual matters (the “Officer’s Certificate”). We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and the Corporate Documents and the Officer’s Certificate, without independent investigation of the matters provided for therein for the purpose of providing this opinion.

SANGRA MOLLER LLP	2

In examining all documents and in providing our opinion, we have assumed: (i) the authenticity of all records, documents and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Corporation) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Corporation and other persons on which we have relied for purposes of this opinion are true and correct; (vi) no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Offered Shares; (vii) there is no foreign law that would affect the opinion expressed herein; (viii) the Distribution Agreement constitutes a valid and binding obligation on the parties thereto (other than the Corporation); and (ix) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Corporation).

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations expressed herein, we are of the opinion that, upon payment for the Offered Shares provided for in the applicable Agency Transaction (as defined in the Distribution Agreement) and, when issued, sold and delivered in accordance with the Distribution Agreement, the Offered Shares will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

Our opinion is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion. We have not considered, and have not expressed, any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and Prospectus Supplement, and to reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

This opinion is furnished solely in connection with the filing of the Prospectus Supplement and the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinion herein expressed are given and effective as of the date hereof and we undertake no duty to update or supplement such opinions to reflect subsequent factual or legal developments which may come or be brought to our attention.

Yours truly,

Sangra Moller LLP

SANGRA MOLLER LLP